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Registration Statement No. 333-132936-14
Dated March 29, 2007
Securities Act of 1933, Rule 424(b)(2)

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 1, 2008

PRICING SUPPLEMENT NO. M1 TO PRODUCT SUPPLEMENT NO. 3IA DATED JULY 1, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$
Credit Suisse
M-ProNotes®
due July 31, 2009
Linked to the Performance of the S&P 500® Index

Issuer:	Credit Suisse, acting through its Nassau branch.
CUSIP:	22546ECG7
Trade Date:	The day on which the securities are priced for initial sale to the public, which is expected to be July 25, 2008.
Maturity Date:	July 31, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Valuation Date:	July 27, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Index:	The return will be based on the performance of the S&P 500® Index (the "index") during the observation period.
Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities that you hold multiplied by the sum of 1 plus the absolute return. The absolute return will be determined as follows:
• If during the observation period the index never closes at or above the upper barrier or at or below the lower barrier, the absolute return will equal:
• If the final level is greater than the initial level: (final level – initial level)/initial level
• If the final level is less than or equal to the initial level: (initial level – final level)/initial level
• If during the observation period the index closes either at or above the upper barrier or at or below the lower barrier, the absolute return will equal zero and you will receive only the principal amount of your securities at maturity.
Upper Barrier:	116% – 118% of the initial level, set on the trade date.
Lower Barrier:	82% – 84% of the initial level, set on the trade date.
Initial Level:	The closing level of the index on the trade date.
Final Level:	The closing level of the index on the valuation date.
Observation Period:	The first underlying business day immediately following the trade date to and including the valuation date.
Listing:	The securities will not be listed on any securities exchange.

Please refer to "Risk Factors" beginning on page PS-5 of the accompanying product supplement and "Selected Risk Considerations" beginning on page U-5 of this pricing supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the product supplement, prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Security	$	$	$
Total	$	$	$

Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about July 31, 2008. Because the securities will not settle on July 30, 2008, purchasers who wish to trade the securities on the trade date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

This pricing supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the securities or the distribution of this pricing supplement in any jurisdiction where such action is prohibited by law.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

The date of this pricing supplement is July      , 2008.

Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, and the product supplement dated July 1, 2008, of which these securities are a part, relating to our medium-term notes. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in the product supplement and the "Selected Risk Considerations" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product Supplement dated July 1, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007936/a2186694z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

i

ii

SUMMARY INFORMATION

        This summary includes questions and answers that highlight selected information from the accompanying prospectus, prospectus supplement and product supplement and this pricing supplement to help you understand the securities. You should carefully read the entire prospectus, prospectus supplement, product supplement and pricing supplement to understand fully the terms of the securities, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should, in particular, carefully review the section entitled "Risk Factors" in the accompanying product supplement and the section entitled "Selected Risk Considerations" in this pricing supplement, which highlight a number of risks, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

How is the redemption amount calculated?

        The redemption amount at maturity will equal an amount in cash per security determined in accordance with the following formula:

        redemption amount = principal amount * (1 + absolute return)

        The absolute return is expressed as a percentage and is calculated as follows:

    •
    If during the observation period the index never closes at or above the upper barrier or at or below the lower barrier, the absolute return will equal:

    •
    If the final level is greater than the initial level:

          (final level-initial level) / initial level

      •
      If the final level is less than or equal to the initial level:

          (initial level-final level) / initial level

    •
    If during the observation period the index closes either at or above the upper barrier or at or below the lower barrier, the absolute return will equal zero and you will receive only the principal amount of your securities at maturity.

        For the purpose of calculating the redemption amount:

    •
    The "upper barrier" will equal 116%-118% of the initial level, set on the trade date.

    •
    The "lower barrier" will equal 82%-84% of the initial level, set on the trade date.

    •
    The "initial level" equals the official closing level of the index on the trade date.

    •
    The "final level" will equal the closing level of the index on the valuation date, subject to the provisions described in "Description of the Securities—Market disruption events" in the product supplement.

    •
    The "observation period" is the period commencing on and including the first underlying business day immediately following the trade date to and including the valuation date.

    •
    The "valuation date" is July 27, 2009, or the next succeeding underlying business day if the scheduled valuation date is not an underlying business day, subject to the market disruption provisions described in "Description of the Securities—Market disruption events" in the product supplement.

        Please refer to "Description of the Securities—Redemption amount" and "—Market disruption events" in the product supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The tables below set forth a sampling of hypothetical redemption amounts at maturity when (1) the upper barrier and lower barrier are never breached during the observation period and (2) the upper barrier, the lower barrier or both barriers are breached during the observation period. The hypothetical amounts shown in the tables below are for a $10,000 security principal amount, and assume an upper barrier of 117% of the initial level and a lower barrier of 83% of the initial level.

Table 1. Hypothetical redemption amounts if the upper barrier and the lower barrier are never breached during the observation period.

Principal Amount of Securities	Percentage Difference between Initial Level and Final Level	Redemption Amount (as a percentage of the Principal Amount) if the Upper Barrier and Lower Barrier Are Never Breached	Redemption Amount (in dollars) if the Upper Barrier and Lower Barrier Are Never Breached

$10,000	-16.00%	116.00%	$11,600
$10,000	-10.00%	110.00%	$11,000
$10,000	-5.00%	105.00%	$10,500
$10,000	0.00%	100.00%	$10,000
$10,000	5.00%	105.00%	$10,500
$10,000	10.00%	110.00%	$11,000
$10,000	16.00%	116.00%	$11,600

Table 2. Hypothetical redemption amounts if the upper barrier, lower barrier or both barriers are breached during the observation period.

Principal Amount of Securities	Percentage Difference between Initial Level and Final Level	Redemption Amount (as a percentage of the Principal Amount) if the Upper Barrier or Lower Barrier Is Breached	Redemption Amount (in dollars) if the Upper Barrier or Lower Barrier Is Breached

$10,000	-100.00%	100.00%	$10,000
$10,000	-80.00%	100.00%	$10,000
$10,000	-60.00%	100.00%	$10,000
$10,000	-40.00%	100.00%	$10,000
$10,000	-20.00%	100.00%	$10,000
$10,000	-15.00%	100.00%	$10,000
$10,000	0.00%	100.00%	$10,000
$10,000	15.00%	100.00%	$10,000
$10,000	20.00%	100.00%	$10,000
$10,000	40.00%	100.00%	$10,000
$10,000	60.00%	100.00%	$10,000
$10,000	80.00%	100.00%	$10,000
$10,000	100.00%	100.00%	$10,000

Hypothetical examples of redemption amounts payable at maturity

        The following examples illustrate how the redemption amounts set forth in the table above are calculated. Each of the examples assumes that the initial investment in the securities is $10,000 and that the initial level is 1000.

Example 1: The level of the index increases by 10% from the initial level to the final level, and the index never closes at or above the upper barrier or at or below the lower barrier during the observation period.

Reference Index	Initial Level	Final Level
S&P 500® Index	1000	1100

Determination of the absolute return when the final level is greater than the initial level:

          redemption amount per $10,000 principal amount = $10,000 * (1 + absolute return)

          = $10,000 * (1 + (final level-initial level) / initial level)

          = $10,000 * (1 + (1100-1000) / 1000)

          = $10,000 * (1 + 0.1)

          = $11,000

Example 2: The level of the index decreases by 10% from the initial level to the final level, and the index never closes at or above the upper barrier or at or below the lower barrier during the observation period.

Reference Index	Initial Level	Final Level
S&P 500® Index	1000	900

Determination of the absolute return when the final level is less than the initial level:

          redemption amount per $10,000 principal amount = $10,000 * (1 + absolute return)

          = $10,000 * (1 + (initial level-final level) / initial level)

          = $10,000 * (1 + (1000-900) / 1000)

          = $10,000 * (1 + 0.1)

          = $11,000

Example 3: The index closes at or above the upper barrier during the observation period and ultimately increases by 10% from the initial level to the final level. Because the level of the index has closed at or above the upper barrier, the absolute return is equal to zero and the redemption amount at maturity is equal to $10,000 per $10,000 principal amount regardless of the final level.

          redemption amount per $10,000 principal amount = $10,000 * (1 + 0) = $10,000

Example 4: The index closes at or below the lower barrier during the observation period and ultimately decreases by 10% from the initial level to the final level. Because the level of the index has closed at or below the lower barrier, the absolute return is equal to zero and the redemption amount at maturity is equal to $10,000 per $10,000 security principal amount regardless of the final level.

          redemption amount per $10,000 principal amount = $10,000 * (1 + 0) = $10,000

        The graph set forth below illustrates hypothetical redemption amounts at maturity when (1) the upper barrier and lower barrier are never breached during the observation period and (2) the upper barrier, the lower barrier or both barriers are breached during the observation period. The grey line shows hypothetical percentage return at maturity for an investment in an instrument directly linked to the performance of the index. The black line shows hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustration purposes only. Your return will be determined by the calculation agent as provided in this pricing supplement and will depend on the initial level, final level and performance of the index during the observation period.

SELECTED RISK CONSIDERATIONS

        An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the index or any of the component stocks underlying the index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

Your potential return on the securities is limited and contingent upon the index closing levels remaining within the stated index barriers

        Your investment in the securities may not perform as well as an investment with a return based solely on the performance of the index. Your ability to participate in the performance of the index is limited by the upper barrier and lower barrier features of the securities. If the index closing level equals or exceeds the upper barrier or equals or falls below the lower barrier on any underlying business day during the observation period, you will only receive the principal amount of the securities even though the absolute value of the index may reflect significant appreciation or depreciation in the index over the term of the securities. Payment at maturity remains subject to our ability to pay our obligations as they become due.

Assuming no changes in market conditions or any other relevant factors, the value of the securities on the settlement date will be less than the original issue price

        While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities may include commissions paid to agents and will include the cost of hedging our obligations under the securities. Therefore, the value of the securities on the settlement date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the securities after the settlement date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

The securities do not pay interest

        The terms of the securities differ from those of ordinary debt securities in that we will not pay interest on the securities. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security. The securities have been designed for investors who are willing to forgo market interest rates on the securities in exchange for an additional return based on the final level and on whether the index closing levels remain within the stated index barriers throughout the observation period.

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities and any such research, opinions or recommendations could affect the level of the index to which the securities are linked or the market value of the securities

        We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

Holdings of the securities by our affiliates and future sales may affect the price of the securities

        Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $                                    . We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-11 of the accompanying product supplement.

THE S&P 500® INDEX

General

        We have derived all information regarding the S&P 500® Index provided in this pricing supplement from publicly available sources. Such information reflects the policies of Standard & Poor's as stated in such sources, and such policies are subject to change by Standard & Poor's. We do not assume any responsibility for the accuracy or completeness of such information. Standard & Poor's is under no obligation to continue to publish the S&P 500® Index and may discontinue publication of the S&P 500® Index at any time.

        The aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the market value of the internal database maintained by Standard & Poor's of over 6,985 equities. Standard & Poor's chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        As of June 30, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (84), Consumer Staples (41), Energy (39), Financials (89), Health Care (52), Industrials (55), Information Technology (71), Materials (29), Telecommunication Services (9) and Utilities (31). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, Standard & Poor's began to calculate the S&P 500® Index based on a half float adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float adjusted. The criteria employed by Standard & Poor's for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. Standard & Poor's defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, Standard & Poor's will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the "base period").

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company market value minus old company market value	Yes
Rights offering	Price of parent company minus	Yes
(Price of rights) (Right ratio)
Spinoffs (if spun-off company is not added to the S&P 500® Index)	Price of parent company minus (Price of spinoff co.) (Share exchange ratio)	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and another company is removed from the S&P 500® Index)	Add new company market value minus old company market value	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and no company is removed from the S&P 500® Index)	Add new company market value	No

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by Standard & Poor's so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Pre-Event Index Value	=	Post-Event Aggregate Market Value New Divisor

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and Standard & Poor's are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500", and "500" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between Standard & Poor's and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. The only relationship of Standard & Poor's to the Licensee is the licensing of certain trademarks and trade names of Standard & Poor's and of the S&P 500® Index which is determined, composed and calculated by Standard & Poor's without regard to the Licensee or the securities. Standard & Poor's has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the securities.

        STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical performance of the S&P 500® Index

        The following table sets forth the published high and low closing levels of the index from January 1, 2003 through June 30, 2008. On June 30, 2008, the closing level of the S&P 500® Index was 1280.00. We obtained the closing level and other information below from Bloomberg Financial Markets, without independent verification. We make no representations or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical values of the index as an indication of future performance of the index or the securities. We cannot give you any assurance that the level of the index will stay within the upper barrier and the lower barrier during the observation period. If the level of index closes at or above the upper barrier or at or below the lower barrier during the observation period or if the absolute index return is zero, at maturity you will only receive your principal amount on your investment.

	Low	High		Low	High
S&P®500 Index
2003			2006
First Quarter	800.73	931.66	First Quarter	1254.78	1307.25
Second Quarter	858.48	1011.66	Second Quarter	1223.69	1325.76
Third Quarter	965.46	1039.58	Third Quarter	1234.49	1339.15
Fourth Quarter	1018.22	1111.92	Fourth Quarter	1331.32	1427.09
2004			2007
First Quarter	1091.33	1157.76	First Quarter	1374.12	1459.68
Second Quarter	1084.10	1150.57	Second Quarter	1424.55	1539.18
Third Quarter	1063.23	1129.30	Third Quarter	1406.70	1553.08
Fourth Quarter	1094.81	1213.55	Fourth Quarter	1407.22	1565.15
2005			2008
First Quarter	1163.75	1225.31	First Quarter	1273.37	1447.16
Second Quarter	1137.50	1216.96	Second Quarter	1278.38	1426.63
Third Quarter	1194.44	1245.04
Fourth Quarter	1176.84	1272.74

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a general summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the securities. Except as indicated below under "—Tax treatment of Non-U.S. Holders," this discussion applies only to a U.S. Holder (as defined below) of a security that acquires the security pursuant to this offering at the initial offering price. This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the securities as capital assets (generally for investment purposes) for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, partnerships, dealers in securities or currencies, persons deemed to sell the securities under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, and persons that hold the securities as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the securities.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a security that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. A "non-U.S. Holder" means a beneficial owner that is not a U.S. Holder.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns securities, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the securities should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

In general

        By acquiring the securities, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the securities as indebtedness. The remainder of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT

RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Tax treatment of U.S. Holders

  Interest Payments on the Securities

        We will treat the securities as a short-term obligation. Under Treasury regulations, a short-term obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. Accordingly, we will treat the security as issued at a discount, for U.S. federal income tax purposes, equal to the excess of all payments on the security over the security's issue price. Accrual method and cash method U.S. Holders that elect to accrue the discount currently should include the discount in income as it accrues on a straight line basis, unless they elect to accrue the discount on a constant yield method based on daily compounding. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. A cash method U.S. Holder that does not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the security in an amount not exceeding the accrued interest until it is included in income. Additionally, in the case of a cash method U.S. Holder that does not elect to accrue the discount in income currently, any gain realized upon the sale, retirement, or exchange of the security will be ordinary income to the extent of the discount that has accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) and has not previously been included in income through the date of the sale, retirement, or exchange.

Sale or exchange of the securities

        Upon a sale of a security, a U.S. Holder should generally recognize gain or loss with respect to the security in an amount equal to the difference between the amount of the sale proceeds and the U.S. Holder's adjusted tax basis in the security (which will generally equal the issue price of the security increased by any discount recognized on the security and decreased by the amount of any interest payments received on the security). Except to the extent attributable to accrued discount with respect to the security, which will be subject to tax as described above under "—Interest Payments on the Securities," such gain or loss will be short-term capital gain or loss.

Tax treatment of Non-U.S. Holders

        A Non-U.S. Holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a security, should not be subject to U.S. federal income or withholding tax in respect of the securities so long as (1) the Non-U.S. Holder provides an appropriate statement, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, (2) the Non-U.S. Holder is not a bank that has purchased the securities in the ordinary course of its trade or business of making loans, and (3) the Non-U.S. Holder is not a "10-percent Shareholder" or a "related controlled foreign corporation," each as defined in the Code.

        To the extent these conditions are not met, a 30% withholding tax may apply to a portion of the stated interest payments on the securities, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder. In the latter case, such Non-U.S. Holder should be subject to U.S. federal income tax with respect to all income from the securities at regular rates applicable to U.S. taxpayers.

        In general, the gain realized on the sale, exchange or retirement of the securities by a Non-U.S. Holder should not be subject to U.S. federal income tax with respect to the securities unless (i) such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States, or (ii) such Non-U.S. Holder is a nonresident alien individual and is present in the United States for more than 182 days in the taxable year the gain is recognized and certain other conditions are satisfied.

U.S. federal estate tax treatment of Non-U.S. Holders

        The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information reporting and backup withholding

        Distributions made on the securities and proceeds from the sale of securities to or through certain brokers may be subject to a "backup" withholding tax on "reportable payments" unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the securities generally would be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

        Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $                        principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities by other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We expect that delivery of the securities will be made against payment therefor on or about July 31, 2008, which is the fourth business day after the trade date of this pricing supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the trade date will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Credit Suisse

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ADDITIONAL TERMS SPECIFIC TO THE SECURITIES
TABLE OF CONTENTS
SUMMARY INFORMATION
SELECTED RISK CONSIDERATIONS
SUPPLEMENTAL USE OF PROCEEDS
THE S&P 500® INDEX
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING